Exhibit 5.1

January 9, 2009

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of FactSet Research Systems Inc., a Delaware corporation (the “Company”), and an attorney duly admitted to practice in the State of New York and in the State of Connecticut as authorized house counsel. I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company on January 9, 2009, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 250,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), which may be issued pursuant to the FactSet Research Systems Inc. 2008 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) and 500,000 shares of Common Stock which may be issued pursuant to the FactSet Research Systems Inc. 2008 Employee Stock Purchase Plan (the “Employee Purchase Plan”).

In connection with the foregoing, I have examined such documents and records as I have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, I am of opinion that the Common Stock is validly authorized and, when issued under either the Directors’ Plan or the Employee Purchase Plan, in each case in accordance with the terms of the applicable plan, for consideration having a value not less than the par value thereof, will be legally issued, fully paid and nonassessable.

I hereby consent to the use of my name in the Registration Statement as counsel who has passed upon the legality of the Common Stock, and to the use of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

Rachel R. Stern, Esq.
Senior Vice President, General Counsel and Secretary